Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
July 30, 2014	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES SECOND QUARTER 2014 RESULTS;

SEES MEANINGFUL IMPROVEMENTS ACROSS ITS BUSINESS AS
ADJUSTED EBITDA INCREASES 19% COMPARED TO PRIOR YEAR

Second Quarter 2014 Highlights

•                  Adjusted EBITDA was $363 million compared to $304 million in the prior year period, an improvement of 19%.

•                  Adjusted diluted income per share was $0.59 compared to $0.39 in the prior year period.

•                  Net income attributable to Huntsman Corporation was $119 million compared to $47 million in the prior year period.

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
In millions, except per share amounts, unaudited	2014	2013	2014	2014	2013

Revenues	$2,988	$2,830	$2,755	$5,743	$5,532

Net income attributable to Huntsman Corporation	$119	$47	$54	$173	$23
Adjusted net income(1)	$145	$94	$105	$250	$140

Diluted income per share	$0.48	$0.19	$0.22	$0.71	$0.10
Adjusted diluted income per share(1)	$0.59	$0.39	$0.43	$1.02	$0.58

EBITDA(1)	$327	$249	$261	$588	$361
Adjusted EBITDA(1)	$363	$304	$329	$692	$524

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported second quarter 2014 results with revenues of $2,988 million and adjusted EBITDA of $363 million.

Peter R. Huntsman, our President and CEO, commented:

“We saw strong earnings in the second quarter as a result of increased demand for key products such as MDI and amines and higher selling prices for many of our products. We also benefited from restructuring efforts in our Advanced Materials and Textile Effects businesses. These results are well in line with our earlier forecast of substantial earnings growth in the next two to three years.

We are working closely with the European Commission in its review of the proposed acquisition of Rockwood Holding’s Performance Additives and Titanium Dioxide businesses. We have proposed certain remedies we believe address the Commission’s concerns and are confident that final approval will be secured by the end of the third quarter.”

Segment Analysis for 2Q14 Compared to 2Q13

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended June 30, 2014 compared to the same period in 2013 was primarily due to higher sales volumes.  MDI sales volumes increased 7% as a result of improved demand in all regions and across most major markets.  PO/MTBE sales volumes decreased as a result of a manufacturing disruption at our Port Neches, Texas facility which resulted in lower EBITDA of approximately $10 million.  MDI average selling prices increased in the Americas and European regions, offset by lower component pricing in China.  PO/MTBE average selling prices increased primarily due to favorable market conditions.  The increase in adjusted EBITDA was due to higher MDI sales volumes and contribution margins.

Performance Products

The increase in revenues in our Performance Products division for the three months ended June 30, 2014 compared to the same period in 2013 was due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased in response to higher raw materials costs and strong market conditions for amines, maleic anhydride and specialty surfactants.  Sales volumes decreased primarily due to the impact of scheduled maintenance, partially offset by increased sales volumes in amines and maleic anhydride.  The increase in adjusted EBITDA was primarily due to higher contribution margins.

Advanced Materials

The increase in revenues in our Advanced Materials division for the three months ended June 30, 2014 compared to the same period in 2013 was primarily due to higher average selling prices and favorable sales mix, partially offset by lower sales volumes.  Average selling prices increased in all regions and across most markets primarily due to certain price increase initiatives and higher value sales markets.  Sales volumes decreased in our base resins business primarily due to our restructuring efforts.  During the fourth quarter 2013 we closed two of our base resins production units as we focus on higher value markets such as aerospace, transportation and industrial and coatings and construction.  The increase in adjusted EBITDA was primarily due to higher contribution margins and lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended June 30, 2014 compared to the same period in 2013 was primarily due to higher average selling prices, partially offset by lower sales volumes.  Average selling prices increased primarily in response to higher raw material costs.  Sales volumes decreased primarily due to the de-selection of lower value business.  The increase in adjusted EBITDA was primarily due to higher contribution margins and lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts.

Pigments

The increase in revenues in our Pigments division for the three months ended June 30, 2014 compared to the same period in 2013 was primarily due to higher sales volumes, partially offset by lower average selling prices.  Sales volumes increased primarily as a result of higher end-use demand, particularly in Europe.  Average selling prices decreased primarily as a result of high industry inventory levels partially offset by the strength of the euro against the U.S. dollar (notably, average selling prices were flat compared to the first quarter).  The decrease in adjusted EBITDA was primarily due to lower contribution margins, partially offset by higher sales volumes.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other improved by $2 million to a loss of $47 million for the three months ended June 30, 2014 compared to a loss of $49 million for the same period in 2013.

Liquidity, Capital Resources and Outstanding Debt

As of June 30, 2014 we had $1,072 million of combined cash and unused borrowing capacity compared to $1,048 million at December 31, 2013.

In June 2014, we issued an additional €145 million (approximately $197 million) of 5.125% Senior Notes due 2021.  The notes were issued at a premium to yield 4.57%.  Net proceeds were used for general corporate purposes.

Total capital expenditures for the quarter ended June 30, 2014 were $107 million.  We expect to spend approximately $500 million on capital expenditures in 2014, net of reimbursements and excluding any amounts associated with the planned acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.

Income Taxes

During the three months ended June 30, 2014 we recorded income tax expense of $43 million and paid $97 million in cash for income taxes.  Our adjusted effective income tax rate for the three months ended June 30, 2014 was 25%.  The low tax rate was a result of the release of tax valuation allowances in part due to the restructuring of our European surfactants business.

We expect our full year 2014 adjusted effective tax rate to be in the low thirties excluding the impact of the planned acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.  We expect our long term adjusted effective tax rate to be approximately 30%.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2014 financial results on Wednesday, July 30, 2014 at 11:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 - 4218
International participants	(617) 213 - 4870
Passcode	72944602

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=P7ABG8KYW

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning July 30, 2014 and ending August 6, 2014.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	93930078

Table 1 — Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts, unaudited	2014	2013	2014	2013

Revenues	$2,988	$2,830	$5,743	$5,532
Cost of goods sold	2,483	2,379	4,788	4,732
Gross profit	505	451	955	800
Operating expenses	276	281	537	536
Restructuring, impairment and plant closing costs	13	29	52	73
Operating income	216	141	366	191
Interest expense	(51)	(47)	(99)	(98)
Equity in income of investment in unconsolidated affiliates	2	2	4	3
Loss on early extinguishment of debt	—	—	—	(35)
Other income	—	2	1	2
Income before income taxes	167	98	272	63
Income tax expense	(43)	(44)	(79)	(24)
Income from continuing operations	124	54	193	39
Loss from discontinued operations, net of tax(2)	—	—	(7)	(2)
Net income	124	54	186	37
Net income attributable to noncontrolling interests, net of tax	(5)	(7)	(13)	(14)
Net income attributable to Huntsman Corporation	$119	$47	$173	$23

Adjusted EBITDA(1)	$363	$304	$692	$524

Adjusted net income(1)	$145	$94	$250	$140

Basic income per share	$0.49	$0.20	$0.72	$0.10
Diluted income per share	$0.48	$0.19	$0.71	$0.10
Adjusted diluted income per share(1)	$0.59	$0.39	$1.02	$0.58

Common share information:
Basic shares outstanding	241.8	239.7	241.3	239.4
Diluted shares	245.7	242.2	245.0	242.0
Diluted shares for adjusted diluted income per share	245.7	242.2	245.0	242.0

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions, unaudited	2014	2013	(Worse)	2014	2013	(Worse)

Segment Revenues:
Polyurethanes	$1,310	$1,246	5%	$2,510	$2,428	3%
Performance Products	833	777	7%	1,598	1,499	7%
Advanced Materials	324	321	1%	643	657	(2)%
Textile Effects	248	216	15%	472	404	17%
Pigments	340	334	2%	658	664	(1)%
Eliminations and other	(67)	(64)	(5)%	(138)	(120)	(15)%

Total	$2,988	$2,830	6%	$5,743	$5,532	4%

Segment Adjusted EBITDA(1):
Polyurethanes	$197	$174	13%	$364	$352	3%
Performance Products	115	111	4%	233	165	41%
Advanced Materials	53	32	66%	99	59	68%
Textile Effects	22	3	633%	38	—	NM
Pigments	23	33	(30)%	49	42	17%
Corporate, LIFO and other	(47)	(49)	4%	(91)	(94)	3%

Total	$363	$304	19%	$692	$524	32%

See end of press release for footnote explanations	NM—Not meaningful

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	June 30, 2014 vs. 2013
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	—	1%	1%	3%	5%
Performance Products	4%	1%	3%	(1)%	7%
Advanced Materials	3%	1%	8%	(11)%	1%
Textile Effects	19%	—	1%	(5)%	15%
Pigments	(4)%	3%	—	3%	2%
Total Company	3%	1%	—	2%	6%

	Six months ended
	June 30, 2014 vs. 2013
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(1)%	—	—	4%	3%
Performance Products	4%	—	(3)%	6%	7%
Advanced Materials	5%	—	7%	(14)%	(2)%
Textile Effects	17%	(1)%	2%	(1)%	17%
Pigments	(5)%	2%	1%	1%	(1)%
Total Company	1%	—	(2)%	5%	4%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income		Diluted Income
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts, unaudited	2014	2013	2014	2013	2014	2013	2014	2013

GAAP(1)	$327	$249	$(43)	$(44)	$119	$47	$0.48	$0.19
Adjustments:
Acquisition expenses and integration costs	9	2	(2)	—	7	2	0.03	0.01
Loss (income) from discontinued operations, net of tax(2)	2	(2)	N/A	N/A	—	—	—	—
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	—	(1)	—	1	—	—
Gain on disposition of businesses/assets	(2)	—	1	—	(1)	—	—	—
Certain legal settlements and related expenses	2	6	—	(1)	2	5	0.01	0.02
Amortization of pension and postretirement actuarial losses	12	18	(4)	(4)	8	14	0.03	0.06
Restructuring, impairment and plant closing and transition costs	13	31	(3)	(6)	10	25	0.04	0.10

Adjusted(1)	$363	$304	$(51)	$(56)	$145	$94	$0.59	$0.39

Adjusted income tax expense					51	56
Net income attributable to noncontrolling interests, net of tax					5	7

Adjusted pre-tax income(1)					$201	$157

Adjusted effective tax rate					25%	36%

		Income Tax	Net Income	Diluted Income
	EBITDA	Expense	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	March 31,	March 31,	March 31,	March 31,
In millions, except per share amounts, unaudited	2014	2014	2014	2014

GAAP(1)	$261	$(36)	$54	$0.22
Adjustments:
Acquisition expenses and integration costs	8	(2)	6	0.02
Loss from discontinued operations, net of tax(2)	7	N/A	7	0.03
Amortization of pension and postretirement actuarial losses	13	(4)	9	0.04
Restructuring, impairment and plant closing and transition costs	40	(11)	29	0.12

Adjusted(1)	$329	$(53)	$105	$0.43

Adjusted income tax expense			53
Net income attributable to noncontrolling interests, net of tax			8

Adjusted pre-tax income(1)			$166

Adjusted effective tax rate			32%

			Income Tax		Net Income		Diluted Income
	EBITDA		(Expense) Benefit		Attrib. to HUN Corp.		Per Share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts, unaudited	2014	2013	2014	2013	2014	2013	2014	2013

GAAP(1)	$588	$361	$(79)	$(24)	$173	$23	$0.71	$0.10
Adjustments:
Acquisition expenses and integration costs	17	5	(4)	(1)	13	4	0.05	0.02
Loss from discontinued operations, net of tax(2)	9	1	N/A	N/A	7	2	0.03	0.01
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	—	(2)	—	3	—	0.01
Gain on disposition of businesses/assets	(2)	—	1	—	(1)	—	—	—
Loss on early extinguishment of debt	—	35	—	(13)	—	22	—	0.09
Certain legal settlements and related expenses	2	8	—	(2)	2	6	0.01	0.02
Amortization of pension and postretirement actuarial losses	25	37	(8)	(11)	17	26	0.07	0.11
Restructuring, impairment and plant closing and transition costs	53	77	(14)	(23)	39	54	0.16	0.22

Adjusted(1)	$692	$524	$(104)	$(76)	$250	$140	$1.02	$0.58

Adjusted income tax expense					104	76
Net income attributable to noncontrolling interests, net of tax					13	14

Adjusted pre-tax income(1)					$367	$230

Adjusted effective tax rate					28%	33%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income to EBITDA

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
In millions, unaudited	2014	2013	2014	2014	2013

Net income attributable to Huntsman Corporation	$119	$47	$54	$173	$23
Interest expense	51	47	48	99	98
Income tax expense from continuing operations	43	44	36	79	24
Income tax (benefit) expense from discontinued operations(2)	(2)	2	—	(2)	—
Depreciation and amortization	116	109	123	239	216

EBITDA(1)	$327	$249	$261	$588	$361

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	June 30,	March 31,	December 31,
In millions	2014	2014	2013
	(unaudited)	(unaudited)

Cash	$412	$286	$529
Accounts and notes receivable, net	1,870	1,724	1,575
Inventories	1,847	1,911	1,741
Other current assets	319	307	314
Property, plant and equipment, net	3,776	3,794	3,824
Other assets	1,218	1,205	1,205

Total assets	$9,442	$9,227	$9,188

Accounts payable	$1,162	$1,185	$1,113
Other current liabilities	725	760	769
Current portion of debt	257	270	277
Long-term debt	3,809	3,621	3,633
Other liabilities	1,181	1,214	1,267
Total equity	2,308	2,177	2,129

Total liabilities and equity	$9,442	$9,227	$9,188

Table 7 — Outstanding Debt

	June 30,	March 31,	December 31,
In millions	2014	2014	2013
	(unaudited)	(unaudited)

Debt:
Senior credit facilities	$1,339	$1,338	$1,351
Accounts receivable programs	245	247	248
Senior notes	1,258	1,060	1,061
Senior subordinated notes	890	891	891
Variable interest entities	231	238	247
Other debt	103	117	112

Total debt - excluding affiliates	4,066	3,891	3,910

Total cash	412	286	529

Net debt- excluding affiliates	$3,654	$3,605	$3,381

Table 8 — Summarized Statement of Cash Flows

	Three months ended	Six months ended
	June 30,	June 30,
In millions, unaudited	2014	2014	2013

Total cash at beginning of period(a)	$286	$529	$396

Net cash provided by (used in) operating activities	50	(17)	(2)
Net cash used in investing activities	(98)	(202)	(182)
Net cash provided by (used in) financing activities	174	103	(27)
Effect of exchange rate changes on cash	—	(1)	(4)

Total cash at end of period(a)	$412	$412	$181

Supplemental cash flow information:
Cash paid for interest	$(37)	$(91)	$(95)
Cash paid for income taxes	(97)	(143)	(46)
Cash paid for capital expenditures	(107)	(214)	(181)
Depreciation and amortization	116	239	216

Changes in primary working capital:
Accounts and notes receivable	(151)	(300)	(186)
Inventories	63	(109)	79
Accounts payable	(13)	94	(60)

Total cash used in primary working capital	$(101)	$(315)	$(167)

(a) Includes restricted cash.

Footnotes

(1)   We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  acquisition expenses and integration costs; loss (gain) on initial consolidation of subsidiaries; EBITDA from discontinued operations; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: acquisition expenses and integration costs; loss (gain) on initial consolidation of subsidiaries; loss (income) from discontinued operations; discount amortization on settlement financing associated with the terminated merger; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)   During the first quarter 2010 we closed our Australian styrenics operations; results from this business are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2013 revenues of over $11 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets.  We operate more than 80 manufacturing and R&D facilities in 30 countries and employ approximately 12,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.